UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  August 8, 2005

DYNTEK, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-11568	95-4228470
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No)

19700 Fairchild Road, Suite 350, Irvine, California   92612

(Address of principal executive offices)

(949) 955-0078

(Registrant’s telephone number, including area code)

Not applicable

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On August 8, 2005, DynTek, Inc. (the “Company”), DynTek Services, Inc., a wholly owned subsidiary of the Company (together with the Company, “DynTek”), and New England Technology Finance, LLC (“NETF”), an affiliate of Global Technology Finance (“GTF”), which is a provider of structured financing solutions to technology companies that operates in partnership with Credit Suisse First Boston, CIT Group, Inc. and others, entered into a series of related agreements that together provide a new working capital credit facility for the Company.  The new credit facility is comprised of two primary components.  First, pursuant to the terms of the Asset Purchase and Liability Assumption Agreement (the “APLA”), NETF will finance certain qualified product purchases by DynTek after the date of the APLA, DynTek will assign its accounts receivable resulting from the sale of such products to its customers and NETF will assume liability for payment to product vendors.  As consideration for the product financing provided by NETF, DynTek will pay NETF a finance and servicing fee calculated on a monthly basis depending on DynTek’s gross profit margin and days sales outstanding, which fee is expected to be less than the fees charged under the Company’s prior financing arrangement with Systran Financial Services Corporation.  In addition to the payment of the finance fee, as consideration for the product financing and vendor services provided by NETF, DynTek shall also provide certain billing and collection services in connection with the purchased assets.  DynTek has an obligation to repurchase accounts sold to NETF at a purchase price equal to the outstanding face amount of such account under certain conditions, which include, among others, if an account remains unpaid for a certain period of time.  The APLA also provides for a termination fee payable by DynTek if the APLA is terminated prior to the end of its term as a result of the occurrence of certain events, which include, among others, any default by DynTek in the performance of its material obligations.  The APLA has an initial term of 3 years and is automatically extended for additional 1 year periods unless terminated earlier pursuant to the terms of the APLA.

Second, pursuant to the terms of the Asset Purchase Agreement (the “APA”), NETF purchased $7.5 million of DynTek’s other qualified accounts receivables (services and products).  Proceeds were used to pay off the $4.8 million balance of the Company’s $7.0 million credit line with Systran Financial Services Corporation, and may be used to pay acquisition debt and for general corporate purposes.  In addition to the accounts receivable purchased on August 8, 2005, NETF may purchase up to 80% of DynTek’s additional qualified accounts receivable in the future on the same terms.  The APA also provides for a repurchase obligation for DynTek in the event that a purchased account remains unpaid for a certain period of time.

The press release announcing the transactions described in the foregoing is furnished as Exhibit 99.1 and is incorporated herein by reference.

Item 1.02                                           Termination of a Material Definitive Agreement.

DynTek entered into a Factoring Agreement with Systran Financial Services Corporation in July 2003, which was amended in July 2004.  In connection with entering into the APLA and APA described in Item 1.01 above, DynTek paid all of its outstanding obligations under the Factoring Agreement and terminated the Factoring Agreement on August 8, 2005.  Pursuant to the terms of the Factoring Agreement, DynTek paid to Systran Financial Services Corporation an early termination penalty equal to 1% of the maximum credit line available under the Factoring Agreement, or $70,000.

Item 2.01                                           Completion of Acquisition or Disposition of Assets.

See disclosure in Item 1.01 above.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See disclosure in Item 1.01 above.

Item 9.01                                           Financial Statements and Exhibits.

(a)                                  Not applicable.

(b)                                 Not applicable.

(c)                                  Exhibits.

99.1                           Press release issued by DynTek, Inc. on August 10, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNTEK, INC.

Date: August 12, 2005	By:	/s/ Robert I. Webber
Robert I. Webber
President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press release issued by DynTek, Inc. on August 10, 2005.